EXHIBIT 10.26


              SECOND AMENDMENT TO MASTER LEASE AGREEMENT NO. 10571

This Second Amendment dated February 16, 2000 to Master Lease Agreement No. 10571 dated April 1, 1998 (the "Lease"), is entered into by and between Mortgage.com, Inc. a Florida corporation, (formerly known as First Mortgage Network, Inc.) (the "Lessee") and Dominion Ventures Inc. (the "Lessor").

         WHEREAS, Lessee has requested an increase in Master Lease Line to allow additional Equipment to be purchased pursuant to the terms of the Lease; and

         WHEREAS, Lessor has agreed to extend the Master Lease Line to allow for the purchase of additional Equipment, subject to the approval of Lessor and pursuant to the terms of the Lease. All capitalized terms used and not otherwise defined herein shall have the meanings given in the Lease.

NOW THEREFORE, the parties hereto agree to amend the Lease as follows:

         1. The Master Lease Line shall be increased by $1,800,000.00 for a total of $3,394,637.48.

         2. The address of the Lessee is 1643 North Harrison Parkway, Sunrise, Florida 33323.

         3. The Funding Expiration Date of February 26, 1999, as set forth in the First Amendment to the Master Lease, shall be extended to May 30, 2000.

         4. The initial Rent Factor for additional Equipment shall remain two and 81/100 percent (2.81%) for a forty-two (42) month Lease. A Rent Factor adjustment will apply at each funding under the Lease. The Rental Factor will be adjusted based on the change in yield, if any, for U.S. Treasury Notes of comparable maturity as quoted in the Wall Street Journal three days before the date of funding. The initial Treasury Rate assumed for this Amendment is 6.66%. For each basis point change from this Treasury Rate, the rate of the Rental Factor will be adjusted by one basis point and a new Rental Factor calculated. The Rental Factor for each funding shall be fixed for the Lease Term.

         5. The Advance Rental Amount of $89,667.00 as specified in the First Amendment to the Master Lease, shall be increased by $50,580.00 (plus applicable taxes) for a total of $140,247.00 (plus applicable taxes). The increase shall be paid to Lessor upon execution of this Second Amendment and shall be credited to the first and last complete calendar month's rent for each item of Equipment, subject to the conditions set forth in the first Amendment, and in Section 5 of the Master Lease.


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         6.    By this Amendment, Section 17 of the Master Lease is modified to provide that Lessee will, at the end of the Lease term, purchase leasehold improvements, and telephone systems at fifteen percent (15%) of their original cost to Lessor.

         7. Lessor hereby consents to, acknowledges, and agrees that the transactions contemplated by the Contribution Agreement dated January 27, 2000, among Lessee, Openclose.com, Inc., and other Investors named therein, shall not be deemed to constitute an Event of Default under the Lease.

         Except as specifically provided herein, all terms and conditions of the Lease shall remain in full force and effect, without waiver or modification.


IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed as of the date first written above.


LESSEE:  MORTGAGE.COM, INC                  LESSOR:  DOMINION VENTURES INC.


By:_________________________________        By:_________________________________


Its:________________________________        Its:________________________________